Exhibit 10.1

Trimble Inc.

935 Stewart Drive

Post Office Box 3642

Sunnyvale, CA 94085-3913

November 6, 2019

David G. Barnes

1385 West Coach Road

Boulder, CO 80302

Dear David:

On behalf of Rob Painter, I am pleased to extend to you this offer of employment for the position of Senior Vice President & Chief Financial Officer for Trimble, reporting to Rob Painter, current Trimble Chief Financial Officer and new President & Chief Executive Officer effective January 4, 2020. This position will be located in our Westminster, Colorado office. We anticipate your start date to be December 2, 2019 or a date mutually agreed to. A summary of your new compensation and benefits package is outlined below:

Annual Base Salary - Your salary will be paid on a bi-weekly basis according to the Westminster, CO payroll schedule aggregating to the equivalent of $500,000.00 USD, annualized.

Sign On Equity Grant – It will be recommended to the Compensation Committee that you be granted the value of $800,000.00 USD in Restricted Stock Units (“Initial RSUs”). The number of Restricted Stock Units will be determined based on the average Trimble fair market value price over the prior twenty business days ending on and including December 2, 2019, the grant date. One hundred percent (100%) of the Restricted Stock Units shall vest on the third anniversary date of the vesting commencement date. Vesting of Restricted Stock Units shall at all times be subject to your continuing to be a Service Provider on the applicable date(s) of vesting.

It will also be recommended to the Compensation Committee that you be granted the value of $400,000.00 USD in Trimble Stock Options (“Initial Stock Options”), calculated using Trimble’s normal stock option valuation methodology, the Black Scholes method, as of December 2, 2019, the grant date. Forty percent (40%) of the Stock Options shall vest on the second anniversary date of the vesting commencement date. The remaining sixty percent will vest equally on a monthly basis with one hundred percent vesting occurring five (5) years following the vesting commencement date. Vesting of Stock Options shall at all times be subject to your continuing to be a Service Provider on the applicable date(s) of vesting. If, within three months of your date of hire, you have not received notification of the approval of the restricted stock unit and/or stock option recommendations, please contact the Stock Administrator at (408) 481-8833 or Stock_Administration@Trimble.com to determine the status of the above recommendation.

Management Incentive Program – You will be eligible to participate in the incentive program for a potential target bonus of 80% of your annual base pay, depending on company performance and other targets agreed to and established between you and manager.

Executive Severance & Change of Control Severance – You will be eligible to participate in the Executive Severance Plan (see Exhibit “A”) and the Change of Control Severance Plan (see Exhibit “B”).

Paid Time Off– You will be eligible for the Company’s Discretionary Vacation Time Policy subject to the terms of conditions of that policy.

This offer is in compliance with the Immigration Reform and Control Act of 1986, which requires the Company to verify that each employee hired is legally entitled to work in the United States. A copy of the ‘List of Acceptable Documents’ as published by the Citizenship and Immigration Services (CIS) will follow at a later time. Please be prepared to bring one document from list “A” or one document from both List “B” and “C”. This information must be provided within your first 72 hours of employment with Trimble. Failure to provide this information, as required by law, may result in termination.

Trimble is an “at will” employer, meaning that the employer or employee can terminate the employment relationship at any time, with or without cause. While other terms of your employment may change from time to time, the “at will” term and nature of your employment will not change.

You may accept this offer in writing “electronically” by inserting your name in the space provided below and sending back to mike_scarpa@Trimble.com. We will expect a reply from you no later than November 11, 2019 in order for this offer to remain valid. As soon as we receive your acknowledgement, you will receive further information regarding your new hire onboarding process, including documents you will be required to return at that time.

We look forward to you going to the Trimble executive management team as we continue with our mission of Transforming the Way the World Works.

Best regards,

/s/ E. Michael Scarpa
E. Michael Scarpa
Chief Human Resources Officer

Cc:     Rob Painter

          Steve Berglund

I accept this offer of employment and will begin work as an employee of Trimble on

December 2, 2019

/s/ David G. Barnes	11/8/19
David G. Barnes	Date Accepted

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